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                                                                   Exhibit 10.12
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                      [Letterhead of LearningStar Corp.]

                                January 4, 2002

Richard Delaney
[Address]
[Address]

                    Re:  Deferred Compensation Agreement
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Dear Richard Delaney:

     This letter agreement will serve to confirm and memorialize your understanding and agreement with LearningStar Corp. (together with its direct and indirect wholly owned subsidiaries, the "Company") with respect to your election to defer a portion of the annual base salary payable to you pursuant to the terms of your Employment Agreement with the Company. In connection therewith, it is the Company's understanding that you hereby agree as follows:

     1.   Salary Deferral Election. Notwithstanding Section 5 of your Employment
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Agreement, in consideration of your continued employment by the Company, you hereby elect to defer, from the date hereof through the Expiration Date (as defined below), an amount equal to ten percent (10%) of your 2002 base salary that would otherwise be payable to you during such period (the "Deferred Amount"). The Company shall pay you the Deferred Amount in a lump sum payment, less applicable withholding taxes, on the Expiration Date; provided, that if
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this letter agreement is earlier terminated, or the Expiration Date is extended, in each case pursuant to Section 2 below, the Company shall pay you the Deferred Amount on the date of such early termination or the expiration date of the Extended Term (as defined below), as applicable.

     2.   Term of Agreement. The term of this letter agreement shall commence on
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the date hereof and terminate on October 31, 2002 (the "Expiration Date"), unless earlier terminated pursuant to a written agreement between you and the Company. Notwithstanding the foregoing, the term of this letter agreement may be extended for an additional term to be mutually agreed upon by you and the Company pursuant to a written agreement (the "Extended Term").

     3.   Effect of Agreement. This Agreement is limited as specified and shall
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not constitute a modification, acceptance or waiver of any other provision of your Employment Agreement. Except as otherwise expressly provided in this letter agreement, the provisions of your Employment Agreement shall remain in full force and effect.

     4.   Governing Law. This letter agreement shall be governed by and
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construed in accordance with the laws of the State of California, without giving effect to the choice of law provisions thereof.
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     Please be advised that the Company recommends that you consult your personal tax advisor with respect to the federal, state and local tax consequences of this deferred compensation arrangement.
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     If you are in agreement with the terms set forth in this letter agreement, please execute where indicated below at which time this letter agreement will become a binding agreement. This letter agreement may be executed in counterpart.

                                    Sincerely,

                                    LEARNINGSTAR CORP.


                                    By:   /s/ Judith E. McGuinn
                                        --------------------------------
                                        Name:  Judith E. McGuinn
                                        Title: Chief Operating Officer

Accepted and agreed to as of
the date first set forth above:


       /s/ Richard Delaney
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       Richard Delaney